EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FCCC, Inc. Enters Into Standstill and Tender Offer Agreement

NORWALK, CONNECTICUT, MAY 20, 2004 - FCCC, Inc. (OTCBB: FCIC) (formerly The First Connecticut Capital Corporation) today announced that it has entered into a 90 day standstill agreement with, and received a non-refundable standstill fee of $250,000 from, Wayfarer Financial Group, Inc. ("Wayfarer"), a newly-formed venture based in Sumter, SC, which is currently in the process of seeking capital to effectuate a tender offer for FCCC, Inc. common stock. During the standstill period, it is the stated intention of Wayfarer to consummate a tender offer for a minimum of 62% of the 1,423,382 outstanding shares of FCCC, Inc., to purchase 200,000 outstanding warrants to purchase FCCC, Inc. common stock and to cause the acceleration and redemption of all outstanding stock options.

If a tender offer is commenced and consummated, all shares tendered and purchased by Wayfarer will receive $3.05 per share, all cash. Further information concerning the tender offer will be sent to all stockholders when a formal tender offer is commenced. The Board of Directors of FCCC, Inc. will recommend acceptance of such a tender offer if it is commenced pursuant to the terms set forth in the agreement.

Bernard Zimmerman, President and CEO, and Martin Cohen, Chairman of the Board, have agreed to tender all of their shares and sell all of their warrants subject to the commencement and completion of the tender offer.

FCCC, Inc. currently has a book value of approximately $1.00 per share in cash and has no business operations.

William H. Nock, the President of Wayfarer, is also the President of Sumter National Bank and is a member of the Board of Directors of the Charlotte branch of the Richmond district of the Federal Reserve.

FCCC, Inc. contacts:

Mr. Martin Cohen, Chairman, at (212) 744-8537 or Mr. Bernard Zimmerman, President and CEO, at (203) 855-7700.

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This press-release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events or timing of events to be different. FCCC, Inc. refers interested parties to its SEC filings for a complete discussion about the Company.